2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CAPITAL PROGRAM

AND GUIDANCE FOR 2006

Houston, Texas – December 13, 2005...Southwestern Energy Company (NYSE: SWN) today announced a planned capital investment program for 2006 of $830.1 million, an increase of 66% over the $499.5 million currently forecasted for 2005. The company’s 2006 capital program includes $770.3 million for its exploration and production (E&P) segment, $37.5 million for its midstream segment, $11.9 million for improvements to its utility systems and $10.4 million for other corporate purposes. The increased capital program is expected to be funded by proceeds from the company’s September 2005 equity offering, internally-generated cash flow and borrowings under the company’s revolving credit facility.

“Our efforts in 2005 have set the stage for a very active 2006,” stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. “Our capital program in 2006 will remain focused on adding value through the drill bit and will be heavily weighted toward the Fayetteville Shale play in Arkansas. In 2006, approximately 80% of our planned E&P capital will be allocated to drilling, excluding the capital we expect to invest in new drilling rigs.

“During 2006, we plan to significantly accelerate our activity in the Fayetteville Shale play by investing approximately $338.3 million which includes drilling 175 to 200 wells in the play. Of those wells, nearly all are planned to be horizontal wells, which we believe will be the most effective way to develop the play. Additional capital for the Fayetteville Shale play in 2006 of approximately $53.5 million is related to the previously announced purchase of ten new drilling rigs.

“We also expect to continue to be very active in East Texas and our conventional drilling program in the Arkoma Basin in 2006. During 2006, we plan to invest approximately $196.0 million in East Texas, where we expect to drill up to 83 wells at our Overton Field in Smith County, Texas, and up to 16 wells in our Angelina River Trend in Nacogdoches County, Texas. In our conventional Arkoma Basin drilling program, we plan to invest approximately $89.6 million in 2006 to drill 100 to 110 wells, of which 55 to 60 are planned in the Ranger Anticline area in Yell County, Arkansas.”

The remainder of the company’s 2006 E&P capital will be allocated to exploration and exploitation projects in the Permian Basin ($15.9 million) and the onshore Gulf Coast ($8.6 million), and various other exploration and New Ventures projects ($43.4 million). Southwestern plans to drill up to 30 exploration and exploitation wells in the onshore Gulf Coast, the Permian Basin and in its other operating areas in 2006. In total, Southwestern

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plans to drill between 400 to 450 wells in 2006, up from an estimated 250 to 260 wells drilled during 2005.

Of the $770.3 million E&P capital budget for 2006, approximately $523.0 million will be invested in development drilling, $25.0 million in exploratory drilling, $70.6 million for land and seismic and $73.2 million in capitalized interest and expenses and other equipment, facilities and technology-related expenditures. Also included in the company’s 2006 E&P capital budget is approximately $53.5 million related to the previously announced purchase of ten new drilling rigs, and approximately $25.0 million for the purchase of two additional new rigs to be fabricated for delivery in mid-2006 to be used in the company’s operating areas.

Southwestern Issues Guidance for 2006

Southwestern is targeting 2006 oil and gas production of 74.0 - 76.0 Bcfe, an increase of 20 - 25% over the company’s current forecasted 2005 production. The 2006 targeted oil and gas production includes targeted gas production for the Fayetteville Shale play of 11.0 - 13.0 Bcf, based on early production histories and modeling and assuming continued positive operational results and full utilization of the allocated capital. The company currently forecasts its 2005 production to be approximately 61.0 - 61.5 Bcfe, down slightly from its previous guidance primarily due to operational delays in the Arkoma Basin and East Texas.

Assuming a NYMEX commodity price for 2006 of $8.00 per Mcf of gas, the company’s differential for the average price received for its gas production is expected to be approximately $0.60 - $0.70 per Mcf below the NYMEX Henry Hub index price, excluding the impact of hedges. Assuming a NYMEX commodity price for 2006 of $50.00 per barrel of oil, the company’s differential for the average price received for its oil production is expected to be approximately $1.50 per barrel below the West Texas Intermediate (WTI) crude oil price, excluding the impact of hedges. Southwestern currently has approximately 50.0 Bcf hedged in 2006 through a combination of fixed-price swaps and collars, 40.0 Bcf is hedged in 2007 and 2.0 Bcf is hedged in 2008. A detailed description of the company’s hedge position as of September 30, 2005, can be found in its Form 10-Q for the period ending September 30, 2005.

The company projects the operating income from its gas distribution segment to be approximately $7.0 - $8.0 million in 2006, assuming normal weather. The company’s midstream segment is expected to generate approximately $3.0 - $4.0 million in operating income in 2006.

In 2006, the company expects its net interest expense to be $6.0 - $7.0 million and its deduction for minority interest to be approximately $1.0 - $1.5 million. Income taxes in 2006 are estimated at 37.0% and all are assumed to be deferred.

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Assuming NYMEX commodity prices for 2006 of $8.00 per Mcf of gas and $50.00 per barrel of oil, the company’s projected results for 2006 are as follows:

Estimated Production in 2006

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2006
Estimated Production:
Gas (Bcf)	14.7 - 15.1	16.1 - 16.6	18.6 - 19.0	20.6 - 21.1	70.0 - 71.8
Oil (MBbls)	160 - 170	160 - 170	170 - 180	170 - 180	660 - 700
Total Production (Bcfe)	15.7 - 16.1	17.1 - 17.6	19.6 - 20.1	21.6 - 22.2	74.0 - 76.0

FY 2006

Projected

E&P Operating Expenses ($ per Mcfe)

Lease Operating Expenses

                                                $0.58 - $0.63

Taxes, Other Than Income Taxes

                                                $0.40 - $0.45

General & Administrative Expense

                                                $0.47 - $0.52

Full Cost Pool Amortization Rate(1)

                                                $1.65 - $1.70

Other Operating Income and Expenses ($ in millions)

Utility Operating Income

                                                $7.0 - $8.0

Midstream Operating Income

                                                $3.0 - $4.0

Minority Interest Deduction

                                                $1.0 - $1.5

Net Interest Expense

                                                $6.0 - $7.0

Income Tax Rate (100% Deferred)

                                                    37.0%

(1)

The company’s full cost pool amortization rate can vary from this estimate due to changes in the level of oil and gas reserves and changes in the levels of unevaluated costs.

Assuming NYMEX commodity prices of $8.00 per Mcf of gas and $50.00 per barrel of oil for 2006, the company is targeting net income of $190 - $195 million and net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) of $435 - $445 million in 2006. The company expects its operating income to approximate $310 - $315 million and its net income plus interest, income tax expense, depreciation, depletion and amortization (also known as EBITDA, a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) to be approximately $440 - $450 million in 2006. The company has also provided additional price scenarios and their corresponding estimated financial results for 2006 in the table below:

NYMEX Commodity Prices	Net Income	Operating Income	Net Cash Flow (1)	EBITDA (1)
$7.00 Gas $45.00 Oil	$160 - $165 Million	$265 - $270 Million	$390 - $400 Million	$395 - $405 Million
$8.00 Gas $50.00 Oil	$190 - $195 Million	$310 - $315 Million	$435 - $445 Million	$440 - $450 Million
$9.00 Gas $55.00 Oil	$215 - $220 Million	$350 - $355 Million	$475 - $485 Million	$480 - $490 Million

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(1)

Net cash provided by operating activities before changes in operating assets and liabilities and EBITDA are non-GAAP measures; see Explanation and Reconciliation of Non-GAAP Financial Measures below.

E&P Operational Update

Fayetteville Shale Play - Southwestern currently has four drilling rigs running in its Fayetteville Shale play area. Three of these rigs are capable of drilling horizontal wells and a fourth smaller “spudder” rig is being used to drill the vertical section of the horizontal wells more cost effectively. Through December 12, 2005, Southwestern has spud a total of 80 wells and participated in two outside-operated wells in the Fayetteville Shale play. The drilled wells are located in 14 separate pilot areas located in seven counties in Arkansas. Of the 82 wells, 53 are producing, 11 are in some stage of completion or waiting on pipeline hook-up and four are shut-in due to marginal performance or temporarily abandoned.  Additionally, 14 horizontal wells are in the drilling phase, including tests in three new pilot areas. Eleven of the 14 have been drilled through the vertical section of the well utilizing “spudder” rigs and will be re-entered with one of the larger rigs for the drilling of the horizontal section.

Thirty-one of the 82 wells spud are horizontal wells. The average initial test rate for the 13 completed horizontal wells, excluding the company’s first horizontal well, the Vaughan #4-22-H, in which wellbore problems limited the fracture stimulation treatment, is 2.5 MMcf per day. Based on early production histories and modeling, Southwestern believes the average ultimate production from these horizontal wells will be between 1.3 Bcf and 1.7 Bcf per well. Most recent completed well costs for the horizontal wells have ranged between $1.4 million and $1.8 million per well, excluding non-recurring costs, and have taken 15 to 20 days on average to reach total depth.

In addition to the 14 pilot areas in the Fayetteville Shale play that have been drilled to date (which includes those in which field rules have already been established), Southwestern expects to continue the evaluation of its acreage position in the Fayetteville Shale play by testing an additional 25 to 31 pilot areas by year-end 2006. Southwestern expects to drill between 175 to 200 wells in the Fayetteville Shale play area in 2006.

The company continues to optimize its drilling techniques and well performance. The company utilized a slickwater fracture stimulation treatment for the first time in a horizontal well in the McNew #4-2-H well, located in the company’s Gravel Hill Field. The well’s initial production rate was approximately 1.2 MMcf per day and the well is currently still producing approximately 1.0 MMcf per day and ten barrels of water per day after being on production for approximately two months.

The company has also utilized a “hybrid” fracture stimulation treatment for the first time in a horizontal well in the Church #1-27-H well, located in the company’s Griffin Mountain Field. The well’s initial production rate was 2.3 MMcf per day and the well is currently producing 1.5 MMcf per day after being on production for approximately one month.

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At December 12, 2005, Southwestern held a total of approximately 860,000 net acres (735,000 net undeveloped acres and approximately 125,000 net developed acres that is held by conventional production) in the play area.

East Texas - At the company’s Overton Field in Smith County, Texas, Southwestern has completed 61 wells in 2005 and 11 wells were in progress at December 12, 2005. Southwestern plans to spud a total of 82 wells in the field during 2005. Gross production from the field is approximately 107 MMcfe per day.

At the company’s Angelina River Trend in Nacogdoches County, Texas, the company has completed a total of eight wells in 2005 and one well was in progress at December 12, 2005. Initial production rates from the completed wells have averaged 3.1 MMcf equivalent per day and the gross production rate from this area is approximately 10 MMcfe per day. The company’s net acreage position in the area is currently over 12,000 net acres.

Conventional Arkoma Basin - In the Arkoma Basin, Southwestern has drilled 67 wells to date in 2005, with 57 producing wells, four dry holes and six wells in progress. The company’s conventional drilling program in the Arkoma includes the traditional “Fairway” and the Ranger Anticline area which is located at the southern edge of the Arkansas portion of the basin.

In the Ranger Anticline area, Southwestern has drilled and completed 31 wells, with two dry holes and four wells in progress at December 12, 2005. Southwestern plans to spud a total of 40 wells in the field during 2005. Gross production from the field is approximately 22 MMcf per day.

Permian Basin - As previously announced, Southwestern holds 49,000 net undeveloped acres in the emerging Barnett Shale play in the Permian Basin. The company plans to drill a well in Culberson County, Texas, for its first test of the Barnett Shale interval during the first half of 2006.

Current Rig Commitments for 2006

As previously announced, Southwestern entered into sales agreements with a private company to build a total of ten new land drilling rigs capable of drilling both vertical and horizontal wells in the Fayetteville Shale. The first rig is scheduled to be delivered the week of December 19, 2005, and expected to be drilling by year-end 2005. The company expects one additional new rig to be delivered to the play area beginning in January 2006 and in each month thereafter, until the ten rig commitment is complete. The company currently has four rigs running in the play and expects to have six to eight rigs running in the play by the end of the first quarter of 2006 and up to 15 rigs running in the play by year-end 2006.

By the second quarter of 2006, Southwestern expects to be utilizing 22 - 27 rigs to execute its company-wide drilling program. Of that total, the company expects to own and operate 12 rigs, and has signed long-term service contracts for eight rigs. The company continues to work toward securing additional rigs in its operating areas.

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“We have made significant progress in securing rigs to execute our drilling program,” stated Korell. “However, we expect the number of rigs required for the Fayetteville Shale play to increase in 2007 and beyond, so we will continue our efforts to secure quality rigs from all possible sources.”

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. Forecasting changes in operating assets and liabilities would require unreasonable effort, would not be reliable and could be misleading. Therefore, the reconciliation of the company’s forecasted net cash provided by operating activities before changes in operating assets and liabilities has assumed no changes in assets and liabilities.

2006 Guidance
NYMEX Commodities Price Assumptions
	$7.00 Gas	$8.00 Gas	$9.00 Gas
	$45.00 Oil	$50.00 Oil	$55.00 Oil
($ in millions)
Net cash provided by operating activities	$390-$400	$435-$445	$475-$485
Add back (deduct):
Assumed change in operating assets and liabilities	--	--	--
Net cash provided by operating activities before changes in operating assets and liabilities	$390-$400	$435-$445	$475-$485

EBITDA is defined as net income plus interest, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry.  EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. Net income is a financial measure calculated and presented in accordance with generally accepted accounting principles. The table below reconciles 2006 forecasted EBITDA with 2006 forecasted net income.

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2006 Guidance
NYMEX Commodities Price Assumptions
	$7.00 Gas	$8.00 Gas	$9.00 Gas
	$45.00 Oil	$50.00 Oil	$55.00 Oil
($ in millions)
Net income	$160-$165	$190-$195	$215-$220
Add back:
Provision for income taxes - deferred	99-101	116-118	131-133
Interest expense	6-7	6-7	6-7
Depreciation, depletion and amortization	135-139	135-139	135-139
EBITDA	$395-$405	$440-$450	$480-$490

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the extent of the company’s success in drilling and completing horizontal wells, the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation, the company’s lack of experience owning and operating drilling rigs, availability of oil field personnel, services, drilling rigs and other equipment, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company’s gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the “SEC”). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-

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looking statements, whether as a result of new information, future events or otherwise.

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